Exhibit 99.1

Medalist Diversified REIT Completes Acquisition of the Clemson Best Western

RICHMOND, Va. – September 30, 2019 – Medalist Diversified REIT (NASDAQ: MDRR) (the “Company” or “Medalist”), a Virginia-based real estate investment trust that specializes in acquiring, owning and managing value-add commercial real estate in the Southeast region of the U.S., completed the acquisition of the Clemson Best Western, a 148 room hotel which includes a restaurant, bar and conference facility. The hotel is located in Clemson, South Carolina. The purchase price was $9,750,000.

The hotel is located less than a mile from Clemson University with a student enrollment of 24,500 and over 5,000 faculty members. The student population is expected to increase in the coming years and the athletic programs at Clemson University continue to attract visitors year round.

“We believe this is an attractive property and well located near the university. With the additional revenue generators available including the restaurant (The Alumni Restaurant), bar and conference space, we expect ownership of the property to be very accretive to the REIT,” stated Thomas Messier Chairman and CEO of Medalist.

About Medalist Diversified REIT

Medalist Diversified REIT Inc. is a Virginia-based real estate investment trust that specializes in acquiring, owning and managing value-add commercial real estate in the Mid-Atlantic and Southeast regions. The Company’s strategy is to focus on value-add and opportunistic commercial real estate which is expected to provide an attractive balance of risk and returns. Medalist utilizes a rigorous, consistent and replicable process for sourcing and conducting due diligence of acquisitions. The Company seeks to maximize operating performance of current properties by utilizing a hands-on approach to property management while monitoring the middle market real estate markets in the southeast for acquisition opportunities and disposal of properties as considered appropriate. For more information on Medalist, please visit the Company website at https://www.medalistreit.com.

Forward Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward looking statements. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the prospectus dated May 8, 2019, and in the Company’s subsequent annual and periodic reports and other documents filed with the SEC, copies of which are available on the SEC’s website, www.sec.gov.

Contact:

Dave Gentry, CEO

RedChip Companies

407-644-4256

dave@redchip.com

Source: Medalist Diversified REIT Inc.